THE DIALOG CORPORATION PLC
                           1997 STOCK OPTION PLAN

        APPROVED IN PRINCIPLE BY BOARD OF DIRECTORS OCTOBER 16, 1997
                 APPROVED BY SHAREHOLDERS NOVEMBER 10, 1997
              ADOPTED BY BOARD OF DIRECTORS NOVEMBER 13, 1997
                     TERMINATION DATE: NOVEMBER 9, 2007


1.       PURPOSES.

         (a) GENERAL PURPOSE. The purpose of the Plan is to provide a means by which selected Employees of the Company based in the United States and Employees of the United States Affiliates of the Company may be given an opportunity to acquire beneficial ownership of securities of the Company by purchasing ADSs of the Company, evidenced by ADRs of the Company ("Shares").

         (b) SPECIFIC PURPOSE. The Company, by means of the Plan, seeks to retain the services of persons who are now Employees of the Company based in the United States and Employees of United States Affiliates of the Company, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

         (c) TYPE OF OPTION. The Company intends that the Options issued under the Plan shall, in the discretion of the Board, be either Incentive Stock Options or Nonstatutory Stock Options. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6 of the Plan, and a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option.

2.       DEFINITIONS.

         (a) "ACT" means the United Kingdom Income and Corporation Taxes Act of 1988 and any modification, consolidation, re-enactment or extension of such Act.

         (b) "ADMISSION" means the admission by the Council of the London Stock Exchange Limited of all or any of the ordinary share capital of the Company to the Official List of the London Stock Exchange Limited first becoming effective.

         (c) "ADR" means an American Depositary Receipt, the evidentiary document for an underlying holding of one or more ADS.

         (d) "ADS" means an American Depositary Share of the Company reserving four (4) Ordinary Shares. The ADSs are evidenced by ADRs and are approved for quotation on the Nasdaq National Market under the symbol "DIALY." Option Holders who exercise their Options under the Plan will become holders of ADRs, with all the rights of ADR holders. For purposes of the Code and the current double taxation convention between the United States and the United Kingdom, beneficial owners of ADSs who are U.S. persons will be treated as the beneficial owners of the underlying Ordinary Shares represented by the ADSs evidenced by the ADRs.

         (e) "AFFILIATE" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

         (f) "ANY OTHER EXECUTIVE OPTION SCHEME" means any employee share option scheme (other than any savings related share option scheme approved by the United Kingdom Board of the Inland Revenue) adopted by the Company or any of its Subsidiaries in general meeting which provides for the granting of options to employees.

         (g) "BOARD" means the Board of Directors of the Company.

         (h) "CODE" means the United States Internal Revenue Code of 1986, as amended.

         (i) "COMMITTEE" means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

         (j) "COMPANIES ACT" means the United Kingdom Companies Act of 1985 and any modifications, consolidation, re-enactment or extension of such Act.

         (k) "COMPANY" means the company registered in England with registered number 1890236 and currently known as The Dialog Corporation plc.

         (l) "CONTINUOUS SERVICE" means the absence of any interruption or termination of service to the Company or an Affiliate in the capacity of an Employee. The Board or the Chief Executive Officer of the Company may determine, in that party's sole discretion, whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the Chief Executive Officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, Affiliates or their successors.

         (m) "CONTROL" has the same meaning as in Section 840 of the Act.

         (n) "COVERED EMPLOYEE" means the Chief Executive Officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to Shareholders of the Company under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

         (o) "DATE OF GRANT" means the date of the Board resolution granting the Option.

         (p) "DIRECTOR" means a member of the Board.

         (q) "EARNINGS" means at the Board's discretion, either:

              (i) the cash earnings including bonuses of the office(s) or employments(s) by virtue of which an Employee is eligible to participate in the Plan during the period of twelve (12) months ending on the relevant Date of Grant or the last accounting period of the Company, if greater; or

              (ii) the aggregate annual rate of cash earnings of an Employee from all such office(s) and employment(s) on the Date of Grant of an Option plus any cash bonus paid to him or her during the period of twelve (12) months ending on that Date of Grant.

         (r) "EMPLOYEE" means any person, including Officers and Directors, employed by the Company who is based in the United States or employed by any United States Affiliate of the Company and who, in the case of an Officer or a Director, is required to devote substantially the whole of his or her time and attention to the affairs of the employer corporation and normally to work not less than twenty-five (25) hours per week (excluding meal breaks).

         (s) "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

         (t) "FAIR MARKET VALUE" means the value of a security, as determined in good faith by the Board. If the security is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of the security shall be (rounded up where necessary to the nearest whole penny or cent) the closing sales price for such security (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the relevant security of the Company) on the trading day prior to the Date of Grant, as reported in The Wall Street Journal or such other source as the Board deems reliable.

         (u) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

         (v) "NON-EMPLOYEE DIRECTOR" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

         (w) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

         (x) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (y) "OPTION" means a stock option granted pursuant to the Plan.

         (z) "OPTION AGREEMENT" means a written agreement between the Company and an Option Holder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

         (aa) "OPTION HOLDER" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

         (bb) "ORDINARY SHARE" means a fully paid ordinary share of one pence (1p) in the capital of the Company. The Company's Shares currently are traded on the London Stock Exchange Limited in London, England.

         (cc) "OUTSIDE DIRECTOR" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of the Treasury regulations promulgated under Section 162(m) of the
Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time, and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

         (dd) "PLAN" means this 1997 Stock Option Plan.

         (ee) "RULE 16B-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3 as in effect with respect to the Company at the time discretion is being exercised regarding the Plan.

         (ff) "SECURITIES ACT" means the United States Securities Act of 1933, as amended.

         (gg) "SUBSIDIARY" means a company which is both under the Control of the Company and which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act.

3.       ADMINISTRATION.

         (a) GENERAL. The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c) of the Plan.

         (b) POWERS. Provided that none of the rights of an Option Holder are altered adversely, the Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

                  (1) To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; whether an Option will be an Incentive Stock Option or a Nonstatutory Stock Option; the provisions of each Option granted (which need not be identical), including the time or times such Option may be exercised in whole or in part; and the number of Shares for which an Option shall be granted to each such person.

                  (2) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                  (3) To amend the Plan or an Option as provided in Section 11 of the Plan.

         (c) COMMITTEE. The Board may delegate administration of the Plan to a Committee of the Board composed of two (2) or more members, all of the members of which Committee may be, in the discretion of the Board, Non-Employee Directors and/or Outside Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more Outside Directors any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Notwithstanding anything in this Section 3 of the Plan to the contrary, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options to eligible persons who (1) are not then subject to Section 16 of the Exchange Act and/or (2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option, or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code.

4.       SHARES SUBJECT TO THE PLAN.

         (a) RESERVE. Subject to the provisions of Section 11 of the Plan relating to adjustments upon changes in securities, the Shares that may be sold pursuant to Incentive Stock Options shall not exceed in the aggregate two million two hundred and forty eight thousand and fifty-seven (2,248,057) Shares, representing eight million nine hundred and ninety two thousand two hundred and twenty nine (8,992,229) Ordinary Shares. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the Shares not purchased under such Option shall revert to and again become available for issuance under the Plan.

         (b) SOURCE. The Shares subject to the Plan may be unissued Shares or Shares which have been bought on the open market at prevailing market prices or otherwise.

         (c) NONSTATUTORY STOCK OPTION GRANT LIMITS.

                  (1) No Nonstatutory Stock Options shall be granted on any Date of Grant or any proposed Date of Grant if, as a result:

                      (i) the aggregate number of Ordinary Shares represented by the number of Shares issued or issuable pursuant to grants made under this Plan plus the aggregate number of Ordinary Shares issued or issuable pursuant to grants made under the Company's 1994 Savings Related Share Option Scheme, the Company's 1994 Unapproved Executive Share Option Scheme and the Company's 1994 Executive Share Option Scheme and pursuant to grants or appropriations made during the ten (10) years preceding such Date of Grant under all other share schemes (including non-approved, savings-related and profit sharing schemes) established after Admission by the Company would exceed ten percent (10%) of the issued share capital of the Company on that Date of Grant; or

                      (ii) the aggregate number of Ordinary Shares represented by the number of Shares issued or issuable pursuant to grants made under this Plan plus the aggregate number of Ordinary Shares issued or issuable pursuant to grants made under the Company's 1994 Unapproved Executive Share Option Scheme and the Company's 1994 Executive Share Option Scheme and pursuant to grants made during the ten (10) years preceding such Date of Grant under all other share option schemes (whether or not approved by the Board of Inland Revenue but not being a savings-related share option scheme) established after Admission by the Company would exceed seven and one-half percent (7.5%) of the issued share capital or the Company on that Date of Grant; or

                      (iii) the aggregate number of Ordinary Shares issued or issuable pursuant to grants made under the schemes mentioned in subsection 4(c)(1)(ii) above in the preceding three (3) years would exceed six percent (6%) of the issued share capital of the Company on that Date of Grant.

                  (2) For the avoidance of doubt, Shares and Ordinary Shares which shall have been the subject of Options or rights granted under any other share scheme or plan which have lapsed shall not be taken into account for the purposes of this subsection 4(c).

5.       ELIGIBILITY.

         (A) EMPLOYEES. Only an Employee may be granted an Option under the Plan.

         (b) SECTION 162(M) LIMIT. Subject to the provisions of Section 11 relating to adjustments upon changes in stock, no person shall be eligible to be granted in any calendar year Options covering more than sixty two thousand five hundred (62,500) Shares, representing two hundred and fifty thousand (250,000) Ordinary Shares.

         (c) 10% OWNERS. No person shall be eligible for the grant of an Incentive Stock Option if, on the Date of Grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) securities possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of a Share on the Date of Grant and the Incentive Stock Option is not exercisable after the expiration of five
(5) years from the Date of Grant.

         (d) GENERAL LIMITATION ON INDIVIDUAL GRANTS. On any Date of Grant the aggregate Fair Market Value for Shares which may be issued on the exercise of any Option then granted shall not, when aggregated with the Fair Market Value for any Shares which remain to be issued on the exercise of Options granted to the Option Holder in question or which could have been acquired but for the surrender or lapse of any such Option during the period of ten (10) years immediately preceding such Date of Grant under (i) the Plan or (ii) Any Other Executive Share Scheme exceed either eight (8) times the Option Holder's Earnings.

         (e) $100,000 LIMITATION FOR INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Option Holder during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

6.       OPTION PROVISIONS.

         Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

         (a) TERM. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

         (b) PRICE. The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

         (c) CONSIDERATION. The purchase price of Shares acquired pursuant to an Option, to the extent permitted by applicable statutes and regulations, may consist entirely of (i) cash or check or (ii) such other consideration and method of payment for the issuance of Shares to the extent permitted under applicable law.

         (d) TRANSFERABILITY. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person. A Nonstatutory Stock Option but not an Incentive Stock Option, may be transferred to the extent provided in the Option Agreement; provided that if the Option Agreement does not expressly permit the transfer of a Nonstatutory Stock Option, the Nonstatutory Stock Option shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order satisfying the requirements of Rule 16 of the Exchange Act and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Option Holder, shall thereafter be entitled to exercise the Option.

         (e) VESTING. The total number of Shares subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the Shares allotted to that period, and may be exercised with respect to some or all of the Shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) of the Plan are subject to any Option provisions governing the minimum number of Shares as to which an Option may be exercised.

         (f) SECURITIES LAW COMPLIANCE. The Company may require any Option Holder, or any person to whom an Option is transferred under subsection 6(d) of the Plan, as a condition of exercising any such Option, (1) to give written assurances satisfactory to the Company as to the Option Holder's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the Shares subject to the Option for such person's own account and not with any present intention of selling or otherwise distributing the Shares. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the Shares upon the exercise of the Option has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may require the Option Holder to provide such other representations, written assurances or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities and other laws as a condition of granting an Option to such Option Holder or permitting the Option Holder to exercise such Option. The Company may, upon advice of counsel to the Company, place legends on Share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Shares.

         (g) TERMINATION OF CONTINUOUS SERVICE OF OPTION HOLDER. In the event an Option Holder's Continuous Service terminates (other than upon the Option Holder's death or disability), the Option Holder may exercise his or her Option (to the extent that the Option Holder was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Option Holder's Continuous Service (or such longer or shorter period specified in the Option Agreement, which shall not be less than thirty (30) days unless such termination is for cause), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Option Holder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to and again become available for issuance under the Plan.

         An Option Holder's Option Agreement may also provide that, if the exercise of the Option following the termination of the Option Holder's Continuous Service (other than upon the Option Holder's death or disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option as described in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Option Holder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements (if such provisions would result in an extension of the time during which the Option may be exercised beyond the period described in the first paragraph of this subsection 6(f)).

         (h) DISABILITY OF OPTION HOLDER. In the event an Option Holder's Continuous Service terminates as a result of the Option Holder's disability, the Option Holder may exercise his or her Option (to the extent that the Option Holder was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of
(i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement, which in no event shall be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Option Holder is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Option Holder does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to and again become available for issuance under the Plan.

         (i) DEATH OF OPTION HOLDER. In the event of the death of an Option Holder during, or within a period specified in the Option after the termination of, the Option Holder's Continuous Service, the Option may be exercised (to the extent the Option Holder was entitled to exercise the Option at the date of death) by the Option Holder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Option Holder's death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which in no event shall be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Option Holder was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to and again become available for issuance under the Plan.

         (j) WITHHOLDING. To the extent provided by the terms of an Option Agreement and permissible under applicable law, the Option Holder may satisfy any foreign, federal, state or local tax withholding obligation relating to the exercise of such Option by any of the following means or by a combination of such means: (i) tendering a cash payment or (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Option Holder as a result of the exercise of the Option.

7.       CANCELLATION AND RE-GRANT OF OPTIONS.

         (a) GENERAL. The Board shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options under the Plan and/or (ii) with the consent of any adversely affected holders of Options, the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of Shares but having an exercise price per Share not less than one hundred percent (100%) of the Fair Market Value for an Option or, in the case of an Incentive Stock Option held by a 10% stockholder (as described in subsection 5(b)), not less than one hundred ten percent (110%) of the Fair Market Value per Share on the new grant date. Notwithstanding the foregoing, the Board may grant an Option with an exercise price lower than that set forth above if such Option is granted as part of a transaction to which Section 424(a) of the Code applies.

         (b) SECTION 162(M) REQUIREMENTS. Shares subject to an Option canceled under this Section 7 shall continue to be counted against the maximum award of Options permitted to be granted pursuant to subsection 5(c) of the Plan. The repricing of an Option under this Section 7, resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option and the grant of a substitute Option; in the event of such repricing, both the original and the substituted Options shall be counted against the maximum awards of Options permitted to be granted pursuant to subsection 5(c) of the Plan. The provisions of this subsection 7(b) shall be applicable only to the extent required by Section 162(m) of the Code.

8.       COVENANTS OF THE COMPANY.

         (a) MAINTENANCE OF SHARE CAPITAL. The Company shall maintain sufficient unissued share capital to satisfy all rights to subscribe for ADSs from time to time subsisting under options granted pursuant to the Plan.

         (b) SECURITIES LAWS. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell Shares upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Option, any Shares issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Options unless and until such authority is obtained.

9.       USE OF PROCEEDS FROM SHARES.

         Proceeds from the sale of Shares pursuant to Options shall constitute general funds of the Company.

10.      MISCELLANEOUS.

         (a) ACCELERATION. The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest pursuant to subsection 6(e) of the Plan, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

         (b) OPTION HOLDER. Neither an Option Holder nor any person to whom an Option is transferred under subsection 6(d) of the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

         (c) SERVICE RIGHTS. Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any person any right to continue in the service of the Company or any Affiliate or shall affect the right of the Company or any Affiliate to terminate the service of any Option Holder.

11.      ADJUSTMENTS UPON CHANGES IN SHARES.

         (A) CORPORATE TRANSACTIONS. If any change is made in the Shares subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of Shares subject to the Plan pursuant to subsection 4(a) and the maximum number of Shares subject to award to any person during any calendar year pursuant to subsection 5(c), and the outstanding Options will be appropriately adjusted in the class(es) and number of Shares and price per Share of Shares subject to such outstanding Options. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company".)

         (b) CHANGE IN CONTROL. In the event of: (1) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then: (i) any surviving or acquiring corporation shall assume Options outstanding under the Plan or shall substitute similar options (including an option to acquire the same consideration paid to Shareholders in the transaction described in this subsection 11(b)) for those outstanding under the Plan, or (ii) in the event any surviving or acquiring corporation refuses to assume such Options or to substitute similar options for those outstanding under the Plan, the vesting of such Options and the time during which such Options may be exercised shall be accelerated prior to such event and, other than an event specified in item (4) above, the Options terminated if not exercised after such acceleration and at or prior to such event.

12.      AMENDMENT OF THE PLAN AND OPTIONS.

         (a) AMENDMENT OF PLAN; MANDATORY SHAREHOLDER APPROVAL. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 of the Plan relating to adjustments upon changes in securities and except as to minor amendments to benefit the administration of the Option Plan, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for Option Holders or the Company or any Subsidiary, no amendment shall be effective unless approved by the Shareholders of the Company to the extent Shareholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 under the Exchange Act and any London Stock Exchange Limited, Nasdaq or other securities exchange listing requirements. Currently under United States law Shareholder approval within twelve (12) months before or after the adoption of the amendment is required where the amendment will increase the number of Shares reserved for Options under the Plan. In addition, Shareholder approval is required by the regulations of the London Stock Exchange Limited for any amendment to the advantage of Option Holders in respect to the following: eligibility to participate in the Plan; limits on the number of Shares which may be issued pursuant to the Plan; the maximum entitlement of individual participants under the Plan; the adjustments of awards under the Plan on a variation of share capital; and the restrictions on vesting and release of Options.

         (b) DISCRETIONARY SHAREHOLDER APPROVAL. The Board may in its sole discretion submit any other amendment to the Plan for Shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

         (c) EXPRESS AMENDMENTS CONTEMPLATED. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Option Holders with the maximum benefits provided, or to be provided, under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

         (d) NO IMPAIRMENT BY PLAN AMENDMENT. Rights and obligations under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

         (e) NO IMPAIRMENT BY OPTION AMENDMENT. The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights and obligations under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

13.      TERMINATION OR SUSPENSION OF THE PLAN.

         (a) GENERAL. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate ten (10) years from the date the Plan is adopted by the Board or approved by the Shareholders of the Company, whichever is earlier. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

         (b) NO IMPAIRMENT BY TERMINATION OR SUSPENSION. Rights and obligations under any Option granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the person to whom the Option was granted.

14.      EFFECTIVE DATE OF PLAN.

         The Plan shall become effective as determined by the Board, but no Options granted under the Plan shall be exercised unless and until the Plan has been approved by the Shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.